UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):

July 22, 2014

MAGELLAN HEALTH, INC.

(Exact Name of Registrant as Specified in Charter)

DELAWARE	1-6639	58-1076937
(State or Other Jurisdiction	(Commission File	(IRS Employer
of Incorporation)	Number)	Identification No.)

55 NOD ROAD
AVON, CONNECTICUT	06001
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (860) 507-1900

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENT OF CERTAIN OFFICERS.

(d)

On July 22, 2014, the Board of Directors of the Company appointed Kay Coles James as a director for a term ending at the 2015 annual meeting of shareholders of the Company. She was also appointed to the Compensation Committee of the board.

Ms. James is the President of the Gloucester Institute, a non-profit organization focused on developing future leaders.  From June 2001 to January 2005, Ms. James served as Director, U.S. Office of Personnel Management, where she was principal human resources advisor to President George W. Bush.  She has also served as Secretary of Health and Human Resources for the Commonwealth of Virginia, where she was responsible for Medicare and Medicaid programs; Senior Fellow at The Heritage Foundation; and Assistant Secretary of the U. S Department of Health and Human Services.  She currently serves on the board of trustees of The Heritage Foundation, as a member of the national advisory board of The Salvation Army, on the board of directors of The PNC Financial Services Group, Inc., and on the board of directors of Cancer Treatment Centers of America.  She also served as a director of AMERIGROUP Corporation from 2005 to 2012.

In connection with her appointment to the board, Ms. James received an award of restricted stock of the Company pursuant to the 2011Management Incentive Plan equal to $125,000 divided by the closing price of a share of Common Stock of the Company on NASDAQ on July 22, 2014 (the” Closing Price”) prorated for the period from the date of her appointment to the expected date of the 2015 annual meeting of shareholders of the Company. As a result, Ms. James received a grant equal to $l03,767 divided by the Closing Price, or 1,642 shares of Company Common Stock.  Such restricted shares shall vest on the date of the 2015 annual meeting of shareholders.

Attached and incorporated herein by reference as Exhibit 99.1 is a copy of the press release dated July 23, 2014.

Item 9.01. Financial Statements, Pro Forma Financial Information and Exhibits

(a)  Financial Statements of business acquired:  Not applicable.

(b)  Pro forma financial information:  Not applicable.

(d)                                 Exhibits:

Exhibit Number	Description
99.1	Registrant’s press release dated July 23, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAGELLAN HEALTH, INC.

Date: July 23, 2014	By:	/s/ Jonathan N. Rubin
Name: Jonathan N. Rubin
Title: Executive Vice President and Chief Financial Officer